UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2020

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code):(203) 276-8100

(Former Name or Former Address, if Changed Since Last Report): None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EGLE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 3.03. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS.

To the extent required by Item 3.03 of Form 8-K, the disclosure contained in Item 5.03 below is incorporated by reference into this Item 3.03.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On September 14, 2020, Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (the “Company”), filed Articles of Amendment (the “Amendment”) to its Third Amended and Restated Articles of Incorporation with the Registrar of Corporations of the Republic of the Marshall Islands to implement a 1-for-7 reverse stock split of the Company’s issued and outstanding shares of common stock, par value US$0.01 per share (the “Common Stock”), which will become effective at 9:00 a.m., Eastern Time, on September 15, 2020 (the “Reverse Stock Split”). On June 19, 2020, the Company received shareholder approval to effect the Reverse Stock Split at a ratio between 1-for-5 and 1-for-20 (inclusive), with such ratio to be determined by the Company’s Board of Directors (the “Board”), which the Board determined to be 1-for-7.

The Company’s Common Stock is expected to begin trading on a split-adjusted basis on Nasdaq Global Select Market (“Nasdaq”) on September 15, 2020. The Company’s Common Stock will continue to trade under the symbol “EGLE” but will have a new CUSIP number (Y2187A 150).

When the Reverse Stock Split becomes effective, every seven shares of the Company’s issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share or the total number of authorized shares. This will reduce the number of outstanding shares of the Company’s Common Stock from approximately 77.1 million shares to approximately 11.0 million shares.

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a shareholder of record would otherwise hold a fractional share, the fractional share resulting from the Reverse Stock Split will be rounded down to the nearest whole share. Furthermore, if a shareholder holds less than seven shares prior to the Reverse Stock Split, then such shareholder will receive in lieu of fractional shares a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share on Nasdaq on the trading day immediately preceding the effective date of the Reverse Stock Split.

Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon the exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans. Furthermore, the indenture that governs our Convertible Bond Debt provides that the conversion rate will be adjusted in connection with any stock split transaction.

Shareholders holding share certificates will receive information from Computershare, Inc., the Company’s transfer agent, regarding the process for exchanging their shares of Common Stock. Shareholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares.

The foregoing description of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 hereto and are incorporated into this report by reference.

ITEM 7.01. REGULATION FD.

On September 14, 2020, the Company issued a press release announcing Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

(d) Exhibits.

Exhibit Number	Description

3.1	Article of Amendment to Third Amended and Restated Articles of Incorporation of Eagle Bulk Shipping Inc.
99.1	Press Release, issued by Eagle Bulk Shipping Inc., dated September 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: September 14, 2020	By:	/s/ Frank De Costanzo
	Name:	Frank De Costanzo
	Title:	Chief Financial Officer